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EXHIBIT 21

SUBSIDIARIES OF MARINE PRODUCTS CORPORATION


NAME                                                  STATE OF INCORPORATION

Chaparral Boats, Inc.                                         Georgia

Chaparral Marine Inc.                                         Georgia

Robalo Acquisition Company, LLC                               Georgia

Marine Products Investment Company, LLC                       Delaware